EX 99.1

AZZ incorporated Issues Revenue and Earnings Guidance for Fiscal - Year 2012

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

January 21, 2011 – FORT WORTH, TX - AZZ incorporated (NYSE: AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced revenue and earnings guidance for Fiscal Year 2012.  Fiscal Year 2012 refers to the 12 month period beginning March 1, 2011 and ending on February 29, 2012.

David H. Dingus, president and chief executive officer of the company, stated, “Based upon the evaluation of information currently available to management, we are projecting our 25th consecutive year of profitability. Our earnings are estimated to be within the range of $2.70 and $3.05 per diluted share, and revenues are estimated to be within the range of $425 to $450 million. We continue to build upon the success we have been able to achieve over the past decade, and continually strive to further enhance the performance of the Company. Our guidance does include the increased interest expense of $0.34 per diluted share associated with the $125 million of Senior Private Placement Notes issued on January 20, 2011.  Our funded debt at the end of fiscal year 2011 is expected to be $225 million and our cash on hand is anticipated to be between $140 and $150 million. Electrical revenues are projected to be up slightly.  Due to pricing pressures that began in the current fiscal year and are expected to continue into the new fiscal year, margins in the Electrical Segment will continue to be compressed and should be in the range of 13 to 15 percent. The Galvanizing Services Segment revenues are projected to be up due both to organic growth and the full year impact of the North American Galvanizing acquisition.  Margins for this Segment should remain strong, and should be in the range of 25 to 27 percent.  It is anticipated that 60 percent of our revenues will be derived from the Galvanizing Services Segment and 40 percent from the Electrical and Industrial Products Segment.  Further information is provided in our Form 8-K filed on January 21, 2011.”

Mr. Dingus continued, “Our next, regularly scheduled quarterly conference call is in April 2011, where we will be reporting the operating results for the fourth quarter and 2011 fiscal year.  We are continuing our efforts to seek out growth and expansion opportunities.  The strength of our balance sheet and cash position fully supports this strategy.  The company is well positioned to capitalize on improving market conditions, in both segments.”

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement the Company's growth strategy, a downturn in market conditions in any industry relating to the products we sell or the services that we provide; the effects and duration of continuing economic recession in the U.S. and other markets in which we operate; and laws and regulations related to environmental matters, including those addressing the risks of global climate change; and other political developments and laws and regulations.  The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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